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                      FORM OF INVESTMENT ADVISORY AGREEMENT

          AGREEMENT, made as of the ___ day of __________, 2002, by and between BACAP OPPORTUNITY STRATEGY, LLC, a Delaware limited liability company (the "Fund"), and BACAP ADVISORY PARTNERS, LLC, a Delaware limited liability company ("BACAP").

                               W I T N E S S E T H

          WHEREAS, the Fund intends to engage in business as a non-diversified, closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act");

          WHEREAS, BACAP is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and engages in the business of acting as an investment adviser;

          WHEREAS, the Fund desires to retain BACAP to render investment advisory and other services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

          WHEREAS, BACAP desires to be retained to perform such services on said terms and conditions.

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Fund and BACAP agree as follows:

          1. GENERAL PROVISIONS.

          The Fund hereby retains BACAP to act as the investment adviser to the Fund and to perform for the Fund such duties and functions as are hereinafter set forth. In rendering services under this Agreement, BACAP shall, as applicable, conform to (a) the provisions of the Investment Company Act and any rules or regulations thereunder; (b) any other applicable provisions of Federal or state law; (c) the provisions of the Limited Liability Company Agreement of the Fund, as amended from time to time (the "LLC Agreement"); (d) the policies and determinations of the Board, (e) the investment policies and investment restrictions of the Fund as reflected in the registration statement of the Fund under the Investment Company Act or as such policies may, from time to time, be amended; and (f) the Prospectus and Statement of Additional Information of the Fund in effect, as may be amended from time to time. The appropriate officers and employees of BACAP shall be available upon reasonable notice for consultation with any members of the Board or officers of the Fund with respect to any matters dealing with the business and affairs of the Fund, including the valuation of any of the portfolio securities of the Fund.

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          2.   INVESTMENT MANAGEMENT.

          (a)  BACAP shall, subject to the supervision and control of the Board,
(i) regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities for the Fund; (ii) develop, implement and supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased and sold by the Fund; (iii) arrange, subject to the provisions of paragraph 7 hereof, for the purchase of securities and other investments for the Fund and the sale or redemption of securities and other investments held in the portfolio of the Fund; and (iv) take such further actions with respect to the foregoing as BACAP shall deem necessary or advisable.

          (b) Notwithstanding subparagraph 2(a), and provided that the Fund shall not be required to pay any compensation for services other than as provided by the terms of this Agreement, including the provisions of paragraph 7 hereof, BACAP may: (i) obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services; and (ii) enter into investment sub-advisory agreements with any registered investment advisers, subject to such approvals of the Board and members of the Fund ("Members") as may be required to comply with applicable provisions of the Investment Company Act, to provide the Fund with any or all of the investment advisory services required to be provided by BACAP under this Agreement.

          (c) Nothing in this Agreement shall prevent BACAP or any affiliate thereof from acting as investment adviser for any other person, firm, fund, corporation or other entity and shall not in any way limit or restrict BACAP, or any of its affiliates, or their respective directors, officers, stockholders or employees from buying, selling or trading any securities or other investments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by BACAP of its duties and obligations under this Agreement and under the Investment Advisers Act and further provided that such activities do not violate any provisions of the codes of ethics of BACAP and its affiliates governing personal securities trading by persons who are "access persons," as defined by Rule 17j-l under the Investment Company Act.

          3.   ADDITIONAL SERVICES.

          In addition to the investment management services set forth in paragraph 2 hereof, BACAP also shall, subject to the supervision and control of the Board, provide certain additional services to the Fund. These services shall include:

          (a) the provision of office space, telephone and utilities;

          (b) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

          (c) the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund;

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          (d)  assist the Fund's shareholder servicing agent in the handling of
               Member inquiries regarding the Fund and providing them with information concerning their investment in the Fund and capital account balances;

          (e) monitoring relations and communications between Members and the Fund;

          (f) assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials;

          (g) assisting in the preparation of regulatory filings with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;

          (h) preparing reports to and other informational materials for Members and assisting in the preparation of proxy statements and other Member communications;

          (i) assist in monitoring compliance with regulatory requirements and with the Fund's investment objective, policies and restrictions as established by the Board;

          (j) reviewing accounting records and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's accounting agent and independent auditors;

          (k)  coordinating the preparation and filing of tax returns;

          (l) coordinating and organizing meetings of the Board and meetings of the Members, in each case when called by such persons;

          (m) preparing materials and reports for use in connection with meetings of the Board;

          (n) maintaining and preserving those books and records of the Fund not maintained by the Fund's other service providers, including the sub-adviser, accounting agent and custodian;

          (o)  reviewing and arranging for payment of the expenses of the Fund;

          (p) assisting the Fund in conducting offers to members of the Fund to repurchase member interests; and

          (q) reviewing regulatory filings of the Fund required under applicable law.

          4.   REPORTS.

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          The Fund shall, from time to time, furnish or otherwise make available to BACAP such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as BACAP may reasonably require in order to discharge its duties and obligations hereunder.

          5.  ALLOCATION OF EXPENSES.

          All costs and expenses of the Fund not expressly assumed by BACAP under this Agreement, shall be paid by the Fund, including, but not limited to:
(a) all costs and expenses directly related to investment transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums and taxes withheld on non-U.S. dividends; (b) all costs and expenses associated with the operation and registration of the Fund, offering costs and the costs of compliance with any applicable Federal and state laws; (c) the costs and expenses of holding meetings of the Board and any meetings of Members, including costs associated with the preparation and dissemination of proxy materials; (d) the fees and disbursements of Fund counsel, legal counsel to the Managers of the Fund, if any, who are not "interested persons" as defined by the Investment Company Act and the rules thereunder, independent auditors for the Fund and other consultants and professionals engaged on behalf of the Fund; (e) the Management Fee (as defined below); (f) the fees payable to fund accounting agents, transfer agents, custodians and other persons providing administrative services to the Fund; (g) the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund and/or the Board; (h) all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members; (i) any entity-level taxes; and (j) such other expenses as may be approved by the Board. Any officers or employees of BACAP (or any entity controlling, controlled by, or under common control with BACAP) who may also serve as officers, Managers or employees of the Fund shall not receive any compensation from the Fund for their services.

          6.  COMPENSATION OF BACAP.

          (a) Management Fee. In consideration of the services provided by BACAP under this Agreement, the Fund agrees to pay BACAP a monthly management fee (the "Management Fee") computed at the annual rate of 1.00% of the aggregate value of outstanding Interests determined as of the last day of each month (before any repurchases of Interests or the Incentive Allocation (as defined below)).

          (b) Incentive Allocation. BACAP shall have the right as provided by the LLC Agreement to serve as the Special Advisory Member of the Fund and to receive in such capacity a performance-based allocation in accordance with the terms of the LLC Agreement (the "Incentive Allocation"). The Incentive Allocation, if any, will be computed and credited to the capital account of the Special Advisory Member as provided by the LLC Agreement.

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          7.  PORTFOLIO TRANSACTIONS AND BROKERAGE.

          (a) BACAP shall be responsible for the selection of brokers or dealers to execute the Funds' portfolio transactions. In selecting brokers or dealers to execute transactions on behalf of the Fund, BACAP generally shall seek to obtain the best price and execution for the transactions, taking into account factors such as price, size of order, difficulty of execution and operational facilities of a brokerage firm, the scope and quality of the brokerage services provided, and such brokerage firm's risk in positioning a block of securities.

          (b) Consistent with the principle of seeking best price and execution in connection with the Fund's portfolio transactions, BACAP shall have discretion, in the interests of the Fund, to place orders for the Fund with brokers or dealers that provide BACAP with research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), including, without limitation, supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts, which may assist BACAP in managing the assets of the Fund or other accounts for which BACAP or any affiliate of BACAP exercises "investment discretion" (as that term is defined in Section 3(a)(35) of the 1934 Act). BACAP shall have discretion to cause the Fund to pay such brokers or dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if BACAP determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of BACAP or its affiliates with respect to accounts as to which they exercise investment discretion. In reaching such determination, BACAP will not be required to place or attempt to place a specific dollar value on the brokerage or research services provided or being provided by such broker or dealer. In demonstrating that such determinations were made in good faith, BACAP shall be prepared to show that all commissions were allocated for purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Board were reasonable in relation to the benefits to the Fund.

          (c) BACAP shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker or dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible brokers or dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund.

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          (d) The Fund recognizes that a broker or dealer affiliated with BACAP or Alkeon Capital Management, LLC, the sub-adviser to the Fund (i) may act as one of the regular brokers for the Fund so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Fund; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act to be within the permissible level of such commissions.

          (e) Subject to the foregoing provisions of this paragraph 7, BACAP may also consider sales of Interests as a factor in the selection of brokers or dealers for its portfolio transactions.

          8.  DURATION.

          This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 12 hereof, this Agreement shall remain in effect for an initial term of two (2) years from such date and thereafter shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board or by the holders of a "majority of the outstanding voting securities" of the Fund (as defined in the Investment Company Act), subject in such case to the approval by a vote of the majority of the Managers who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act and the rules thereunder) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          9.  DISCLAIMER OF MEMBER OR MANAGER LIABILITY.

          (a) BACAP understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or Manager of the Fund personally, but bind only the Fund and the Fund's property.

          (b) BACAP acknowledges that it has notice of the provisions of the LLC Agreement disclaiming Member and Manager liability for acts and obligations of the Fund.

          10. EXCULPATION; INDEMNIFICATION.

          (a) BACAP will use its best efforts in providing services to the Fund. BACAP shall not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance by BACAP of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of BACAP or any of its officers, directors, employees or agents (collectively, the "Affiliates") in the performance of their duties under this Agreement, or from reckless disregard by BACAP or its Affiliates of their obligations or duties under this Agreement.

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          (b) The Fund shall indemnify and hold harmless BACAP and its
Affiliates (each, an "Indemnified Person") against any and all losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, reasonably incurred by them in connection with, or resulting from, their actions or inactions in connection with the performance of their duties under this Agreement, except those losses, claims, damages or liabilities resulting from willful misfeasance, bad faith or gross negligence in the performance by the Indemnified Persons of their duties under this Agreement, or the reckless disregard of their obligations or duties under this Agreement.

          (c) Notwithstanding any of the foregoing, the provisions of this paragraph 10 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 10 to the fullest extent permitted by law.

          11. ASSIGNMENT OR AMENDMENT.

          Any amendment to this Agreement shall be in writing and shall be subject to: (a) the approval of the Board, including the vote of a majority of the Managers who are not "interested persons," as defined by the Investment Company Act and the rules thereunder; (b) the affirmative vote or written consent of the holders of a "majority of the outstanding voting securities" of the Fund," as defined by the Investment Company Act, to the extent a vote of security holders is required by the Investment Company Act. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined in the Investment Company Act.

          12. TERMINATION.

          This Agreement may be terminated (a) by BACAP at any time without penalty upon sixty (60) days' written notice to the Fund (which notice may be waived by the Fund); or (b) by the Fund at any time without penalty upon sixty
(60) days' written notice to BACAP (which notice may be waived by BACAP), provided that such termination by the Fund shall be directed or approved by the Board or by the vote of the holders of a "majority of the outstanding voting securities" of the Fund, as defined by the Investment Company Act.

          13. NOTICES.

          Any notice or other communication required to be or that may be given hereunder shall be in writing and shall be delivered personally, telecopied, sent by certified, registered or express mail, postage prepaid or sent by national next-day delivery service and shall be deemed given when so delivered personally or telecopied, or if mailed, two days after the date of mailing, or if by next-day delivery service, on the business day following delivery thereto:

          (a) If to the Fund, to:

              BACAP Opportunity Strategy, LLC

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              101 South Tryon Street
              Charlotte, NC 28255
              Attention:  Robert H. Gordon
                          President
              Telecopier: (704) 388-0831

          (b) If to BACAP, to:

              BACAP Advisory Partners, LLC
              101 South Tryon Street
              Charlotte, NC 28255
              Attention:  Edward D. Bedard
                          Chief Operating Officer
              Telecopier: (704) 386-3665

          14. QUESTIONS OF INTERPRETATION.

          This Agreement shall be governed by the laws of the State of North Carolina applicable to agreements made and to be performed entirely within the State of North Carolina (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          15. DEFINITIONS.

          The terms and provisions of the Agreement shall be interpreted and defined in a manner consistent with the terms and provisions of the Investment Company Act and the rules thereunder.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                                                BACAP OPPORTUNITY STRATEGY, LLC


                                                By: ___________________________
                                                    Name:
                                                    Title:

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                                                BACAP ADVISORY PARTNERS, LLC

                                                By: ___________________________
                                                    Name:
                                                    Title:

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